                                                                    EXHIBIT 21.1


Subsidiaries
-------------



Marketware International, Inc.
National Investor Services Corp.
TD Waterhouse Advertising, Inc.
TD Waterhouse Asset Management, Inc.
TD Waterhouse Holdings (Australia) Pty Ltd.
TD Waterhouse Investor Services Limited
TD Waterhouse Nominees Pty Ltd.
TD Waterhouse Pty Ltd.
Pont Nominees Pty Ltd.
Pont Securities Nominees No.2 Pty Ltd.
Green Line Nominees Pty Ltd.
TD Waterhouse Investor Services (Canada) Inc.
TD Waterhouse Investor Services (Hong Kong) Inc.
TD Waterhouse Investor Services (Hong Kong) Limited
TD Waterhouse Investor Services, Inc.
TD Waterhouse Investor Services (UK) Limited
TD Waterhouse Investor Services (Europe) Limited
Share Exchange Limited
Sharemarket Limited
TD Waterhouse Nominees (Europe) Limited
TD Waterhouse Securities Services (Hong Kong) Limited
TD Waterhouse Sub Limited